EXHIBIT 12


                              ALLTEL CORPORATION
        STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in thousands)


                                                            Year Ended December 31,

                                        1991          1992          1993          1994           1995
Net income                            $199,426      $228,636      $262,017      $271,753       $354,616
Income tax provision                    99,633       128,713       187,903       164,772        217,190
                                     ---------     ---------     ---------     ---------       --------
   Subtotal                            299,059       357,349       449,920       436,525        571,806
                                     ---------     ---------     ---------     ---------       --------

Fixed charges:
  Interest charges                      94,244        93,245        98,746       137,120        145,428
  Interest factor of operating rents    11,882         8,579        10,902        13,274          9,307
                                     ---------     ---------     ---------     ---------       --------
        Total fixed charges            106,126       101,824       109,648       150,394        154,735
                                     ---------     ---------     ---------     ---------       --------


Earnings, as adjusted                 $405,185      $459,173      $559,568      $586,919       $726,541
                                     ---------     ---------     ---------     ---------       --------

Ratio of earnings to fixed charges        3.82          4.51          5.10          3.90           4.70
                                     =========     =========     =========     =========       ========


Note:    For purposes of this calculation, earnings consist of income before income taxes and fixed charges.  Fixed charges consist of interest on indebtedness and the portion of rental expense representative of the interest factor.


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